Exhibit 99.1

NEWS RELEASE

CONTINENTAL RESOURCES REPORTS FIRST QUARTER 2016 RESULTS

Three New STACK Completions Further Confirm the Potential of Continental’s

Over-Pressured Meramec Position in Oklahoma

2016 Production Guidance Raised to 205,000 – 215,000 Boe per Day with Higher Year-End

Exit Rate of 190,000 – 200,000 Boe per Day; No Change in 2016 Capital Budget

Fourth Density Pilot in SCOOP Woodford Flows at Combined Peak 24-Hour Rates of 87

Million Cubic Feet of Natural Gas and 3,928 Barrels of Oil per Day from Seven New Wells

Company Sells Non-Core, Non-Producing Wyoming Assets for $110 Million in April;

Proceeds Used to Reduce Debt

Oklahoma City, May 4, 2016 – Continental Resources, Inc. (NYSE: CLR) (the “Company”) today reported a net loss of $198.3 million, or $0.54 per diluted share, for the quarter ended March 31, 2016. Adjusted net loss for first quarter 2016 was $150.5 million, or $0.41 per diluted share.

EBITDAX for first quarter 2016 was $314.6 million. Definitions and reconciliations of adjusted net loss, adjusted earnings per share and EBITDAX to the most directly comparable U.S. generally accepted accounting principles (GAAP) financial measures can be found in the supporting tables at the conclusion of this press release.

“We started 2016 with record quarterly production, lower operating costs and excellent results in STACK,” commented Harold Hamm, Continental’s Chairman and Chief Executive Officer. “The resilience of our production has allowed us to increase our production guidance for 2016 without increasing capex. This reflects the quality of our assets and the success of our enhanced completion technology. Our new production guidance includes curtailing production approximately 10,000 Boe per day from early April through July. The majority of the reduced production is in STACK and SCOOP. We are managing production volumes for higher oil and natural gas prices that we expect in second half 2016.”

Production Exceeds Expectations

First quarter 2016 net production totaled 21.0 million barrels of oil equivalent (Boe), or 230,800 Boe per day, up 3% from fourth quarter 2015 and 12% higher than first quarter 2015. Total net production for first quarter 2016 included 146,500 barrels of oil (Bo) per day (63% of production) and 506.0 million cubic feet (MMcf) of natural gas per day (37% of production).

Based on strong first quarter production, the Company today increased its production guidance for 2016. The Company expects to exit the year between 190,000 and 200,000 Boe per day, which is an increase of 10,000 Boe per day. Likewise, 2016 average production is now expected to be between 205,000 and 215,000 Boe per day.

The following table provides the Company’s average daily production by region for the periods presented.

Boe per day	1Q 2016	4Q 2015	1Q 2015
North Region:
North Dakota Bakken	129,168	125,583	120,957
Montana Bakken	10,434	10,772	14,581
Red River Units	11,300	11,654	12,953
Other	649	902	681
South Region:
SCOOP	64,616	64,534	49,882
STACK/NW Cana	11,127	7,709	3,433
Arkoma	2,037	2,124	2,124
Other	1,471	1,658	2,218

Total	230,802	224,936	206,829

Over-Pressured STACK / NW Cana JDA

“A key factor driving our strong first quarter results is the exceptional performance of our over-pressured Meramec wells in STACK,” said Jack Stark, President and Chief Operating Officer. “These wells are delivering some of the highest rates of return in the country. STACK has quickly become another premier growth platform for Continental Resources and our shareholders, potentially adding as much as 25% to the Company’s net unrisked resource potential at current prices.”

STACK/Northwest Cana production increased 44% to 11,127 Boe per day in first quarter 2016, compared to fourth quarter 2015. Continental has 11 operated rigs in STACK, after transferring one operated rig from SCOOP. Six of these rigs are targeting the Meramec formation, and five are targeting the Woodford formation in the Northwest Cana joint development area of STACK.

The Company reported three new Meramec completions in the over-pressured oil window of STACK. Initial 24-hour production test rates for these wells were as follows:

•	Foree 1-18-7XH flowed 1,411 Bo and 3.9 MMcf of natural gas (2,061 Boe) per day from a 7,200-foot lateral;

•	Bernhardt 1-13H flowed 810 Bo and 1.4 MMcf of natural gas (1,046 Boe) per day from a shorter 4,550-foot lateral, and

•	Quintle 1R-10-3XH flowed 1,559 Bo and 3.5 MMcf of natural gas (2,150 Boe) per day from a 9,850-foot lateral. Continental noted that the Quintle’s flow rate is early and still climbing.

The Company also has five additional Meramec wells in STACK in various stages of completion, including the Gillilan 1-35-26XH, Verona 1-23-14XH, Madelin 1-9-4XH and Frankie Jo 1-25-24XH, which are located in the over-pressured oil window; and the Yocum 1-35-26XH well located in the over-pressured condensate window.

The Company’s previously announced Meramec completions in STACK continue to produce at strong rates and pressures. Continental’s first well in the over-pressured oil window, the Ludwig 1-22-15XH, which was announced in August 2015, has produced approximately 250,000 Boe (75% oil) in its first 270 days and continues to flow at restricted rates of 681 Boe per day (72% oil), with a tubing casing pressure of 1,600 psi on a 20/64” choke.

Continental’s first over-pressured condensate well, the Boden 1-15-10XH, has produced approximately 240,000 Boe (28% oil) in its first 150 days and continues to flow at restricted rates of 1,267 Boe per day (26% oil), with a flowing tubing pressure of 4,700 psi on a 23/64” choke.

Completed well costs for Meramec wells in the over-pressured oil window of STACK have been reduced another 5%, to a targeted $9.5 million per operated well, based on efficiencies the Company has realized to date. Spud-to-TD drill times in first quarter 2016 averaged 30 days, down from an average of 44 days in 2015. At the current targeted cost of $9.5 million, the Company’s economic model for a 9,800-foot lateral Meramec well in the over-pressured oil window delivers a 75% rate of return at $45 per barrel WTI and $2.25 per Mcf of gas, assuming an estimated ultimate recovery (EUR) of 1.7 MMBoe per well. The Company is targeting further cost reductions and efficiencies throughout the year.

Continental recently commenced drilling its first STACK density pilot at the Ludwig unit in Blaine County. The Ludwig density pilot is the first of three density pilots the Company plans to drill in 2016 to determine optimum well spacing for future field development. This will be an eight-well density test in the over-pressured oil window of STACK, including the original Ludwig 1-22-15XH and seven new Meramec wells, with four new wells in the Upper and three in the Middle Meramec, where the legacy Ludwig well is located. Wells will be spaced 1,320 feet apart in each horizon, and offset between horizons by 660 feet. Finally, an additional new well is planned for the Woodford formation in the Ludwig unit to facilitate micro-seismic monitoring and further develop the Woodford. Continental currently has four rigs drilling in the Ludwig density pilot and expects to announce results in fourth quarter 2016.

Continental added approximately 15,000 net acres to its over-pressured STACK leasehold in first quarter 2016, increasing its leasehold position to approximately 171,000 net acres primarily in Blaine, Dewey and Custer counties. Over 95% of the leasehold is located in the over-pressured STACK and approximately 70% of this leasehold is expected to be held by production at year-end 2016.

SCOOP Production

In first quarter 2016, total SCOOP net production averaged 64,616 Boe per day, slightly above fourth quarter 2015 and a 30% increase compared with first quarter 2015. SCOOP production represented 28% of the Company’s total production in first quarter 2016, compared with 24% of Company production for first quarter 2015.

SCOOP Woodford net production averaged 55,474 Boe per day in first quarter 2016, or 86% of total SCOOP production. SCOOP Springer net production averaged 9,142 Boe per day, or 14% of total SCOOP production. The Springer formation is located approximately 1,000-to-1,500 feet above the Woodford.

Continental completed 6 net (20 gross) operated and non-operated wells in SCOOP in first quarter 2016, while operating an average of five rigs in the play. This includes 6 net (18 gross) wells targeting the Woodford formation and 0.2 net (2 gross) wells targeting the Springer.

SCOOP Woodford Enhanced Completions

As announced last quarter, the Company increased its EUR type curve for enhanced completed wells in the SCOOP condensate window by 15% to 2.0 MMBoe for a 7,500-foot lateral. The Company’s SCOOP Woodford condensate enhanced completions have on average produced 35% higher 90-day rates and 40% higher 180-day rates, compared with offset wells completed with smaller volumes of sand. These results are approximately 5% higher than the earlier results reported last quarter.

“I am proud of our teams as they continue to increase production and improve well economics through our ongoing process for optimizing completion designs,” said Gary Gould, Senior Vice President, Production and Resource Development. “We continue to apply enhanced completion designs on all new operated wells, by testing, for example, various proppant volumes, stage lengths and proppant sizes in order to determine the optimum completion design for each area in each play.”

Two notable enhanced-completion step-out tests in the first quarter included:

•	Gretta 1-17-20XH in Carter County flowed at an initial production rate of 977 Bo and 9.4 MMcf of natural gas (2,546 Boe) from a 6,600-foot lateral; and

•	Sandy 1-29-32XH in Grady County flowed at an initial production rate of 440 Bo and 12.2 MMcf of natural gas (2,481 Boe) from a 9,900-foot lateral.

The Gretta is a significant step-out test, located approximately 37 miles south of the Newy unit in SCOOP Woodford, mentioned below. It and the Sandy have been producing less than 90 days, but the early production shows these wells are producing at rates above legacy offset wells.

Average completed well cost for operated Woodford wells is currently $10 million, which includes the incremental cost of enhanced completions. Continental expects to achieve a targeted well cost of $9.6 million for a 7,500-foot lateral well by year-end 2016. At the targeted cost and projected 2.0 MMBoe EUR, these Woodford wells would typically generate a 30% rate of return based on $45 per barrel WTI and $2.25 per Mcf of gas.

Newy: Fourth SCOOP Woodford Density Pilot Completed

Continental recently completed its fourth Woodford dual-level density pilot in the Newy unit. This was an eight-well density test, including seven new wells and the original Newy 1-24H well. To date the seven new wells have flowed at a combined peak 24-hour rate of 87 MMcf and 3,928 Bo per day (18,475 Boe per day). On a per-well basis, average peak production was 2,639 Boe per day (21% oil), which is in line with average peak per-well rates for the Company’s three prior density pilots. The Company expects flow rates from the seven recent Newy wells will continue to increase to a higher final combined 24-hour peak rate as the wells continue to flow and clean up.

The Newy project was a dual-level density pilot in the SCOOP Woodford condensate window, consisting of four wells in the Lower Woodford and four in the Upper Woodford. Wells are spaced 1,320 feet apart in each horizon, and offset between horizons by 660 feet with approximately 100 feet of vertical separation. Average lateral length for the seven new wells was 9,850 feet.

Bakken

Continental’s Bakken production averaged 139,602 Boe per day in first quarter 2016, a slight increase over fourth quarter 2015. The Company had no stimulation crews in the Bakken during first quarter 2016, but brought online 10 net (12 gross) wells that had been drilled and completed in 2015, but not actively produced until first quarter 2016. Continental also participated in 5 net (42 gross) non-operated Bakken wells during the quarter.

Enhanced slickwater and hybrid completions continue to improve Bakken well performance. Continental now has 118 30-stage, 2-mile enhanced-completion wells in Williams and McKenzie counties with at least 180 days of production history. These wells are showing 45%-to-60% higher 180-day production rates and 35%-to-45% higher EURs when compared to direct offsets with historical standard designs. These initial production uplifts and higher EURs are superior to previously announced gains. The current completed well cost for a Bakken well is approximately $6.3 million, down $0.5 million from year-end 2015. Continental is targeting an operated completed well cost of $6.0 million by year end.

Continental also continues to reduce lease operating expense in the Bakken in first quarter 2016. On a monthly basis, operated Bakken net lease operating expense was reduced by $3.1 million per month, down 25% from first quarter 2015, while increasing the net operated well count by 10% in the Bakken during this time period.

Continental expects to end 2016 with approximately 195 gross operated drilled and uncompleted wells (DUCs) in the Bakken. The year-end 2016 DUC inventory represents a high-graded inventory with an average EUR per well of approximately 850,000 Boe. The Company’s current estimate of average capital cost to complete the DUC backlog is approximately $3.5 million per well. At $45 WTI, the cost-forward rate of return on this current incremental capital would be more than 100%.

The Company has four operated drilling rigs in the North Dakota Bakken and plans to maintain this level through year end. Continental in April temporarily deployed a completion crew to complete the Maryland 2-16H and the Nashville 2-21H wells, which are beginning flow-back operations this week. The Company plans to have four additional operated Bakken completions this year, and currently has no stimulation crews deployed in the Bakken.

Wyoming Asset Sale

Continental also announced today it closed the sale in late April of approximately 132,000 net acres of leasehold in the Washakie Basin in Wyoming for $110 million. The leasehold was non-core, non-producing, undeveloped acreage in Sweetwater and Carbon counties and included no proved reserves. After this transaction, the Company retained non-operated production and approximately 40,000 net acres in the basin. The Company used the proceeds from the sale to reduce outstanding debt and noted that it has other opportunities for non-core asset sales.

Financial Update

In first quarter 2016, Continental’s average realized sales price, excluding the effects of derivative positions, was $25.72 per barrel of oil and $1.36 per Mcf of gas, or $19.27 per Boe. Based on realizations without the effect of derivatives, the Company’s first quarter 2016 oil differential was $7.78 per barrel below the NYMEX daily average for the period. The first quarter 2016 realized wellhead natural gas price, without the effect of derivatives, was on average $0.73 per Mcf below the average NYMEX Henry Hub benchmark price.

Production expense per Boe was $3.76 for first quarter 2016, a decrease of $0.10 per Boe from fourth quarter 2015 and a decrease of $1.29 per Boe from first quarter 2015. Other select operating costs and expenses for first quarter 2016 included production taxes of 7.6% of oil and natural gas sales; DD&A of $22.16 per Boe; and G&A (cash and non-cash) of $1.55 per Boe.

As of March 31, 2016, Continental’s balance sheet included $12.9 million in cash and cash equivalents and $940 million of borrowings against the Company’s revolving credit facility, compared to the balance of $853 million at December 31, 2015. Continental had approximately $1.8 billion in available borrowing capacity under its revolving credit facility as of March 31, 2016, and approximately $1.9 billion was available as of April 29, 2016, after the Company used proceeds from its Wyoming leasehold sale to pay down outstanding debt. As noted in previous earnings releases, the Company expects its revolver balance to fluctuate somewhat through the year due to the timing of bond interest payments. On an annual basis at current commodity prices and current guidance, the Company expects to be cash flow positive for 2016 as a whole.

The Company’s revolver is unsecured, and there are no terms in the facility that would mandate collateral or a borrowing base calculation coming back into place. The revolver’s sole financial covenant is a net debt to total capitalization ratio of no greater than 0.65, and, as of March 31, 2016, the Company’s net debt to total capitalization ratio was 0.59, compared with 0.58 at December 31, 2015. Under the terms of the credit agreement, the calculation of total capitalization specifically excludes any non-cash impairment charges incurred after June 30, 2014.

Non-acquisition capital expenditures for first quarter 2016 totaled $319.9 million, including $290.0 million in exploration and development drilling, $20.0 million in leasehold and seismic, and $9.9 million in workovers, recompletions and other. Approximately $30 million of the $319.9 million capital spend was attributable to Continental gaining working interest in key wells due to other participants non-consenting. Acquisition capital expenditures totaled $4.4 million for first quarter 2016. The first quarter’s non-acquisition capital expenditures were consistent with the Company’s spending plan under its budget of $920 million for 2016, with the quarterly rate of capital expenditures decreasing throughout the year.

The following table provides the Company’s production results, average sales prices, per-unit operating costs, results of operations and certain non-GAAP financial measures for the periods presented. Average sales prices exclude any effect of derivative transactions. Per-unit expenses have been calculated using sales volumes.

	1Q 2016	4Q 2015	1Q 2015
Average daily production:
Crude oil (Bbl per day)	146,469	145,576	143,511
Natural gas (Mcf per day)	505,998	476,160	379,906
Crude oil equivalents (Boe per day)	230,802	224,936	206,829
Average sales prices, excluding effect from derivatives:
Crude oil ($/Bbl)	$25.72	$34.23	$38.56
Natural gas ($/Mcf)	$1.36	$2.07	$2.70
Crude oil equivalents ($/Boe)	$19.27	$26.57	$31.65
Production expenses ($/Boe)	$3.76	$3.86	$5.05
Production taxes (% of oil and gas revenues)	7.6%	7.8%	8.2%
DD&A ($/Boe)	$22.16	$22.20	$21.00
General and administrative expenses ($/Boe)	$1.11	$1.68	$1.85
Non-cash equity compensation ($/Boe)	$0.44	$0.56	$0.61
Net loss (in thousands)	($198,326)	($139,677)	($131,971)
Diluted net loss per share	($0.54)	($0.38)	($0.36)
Adjusted net loss (in thousands) (1)	($150,467)	($86,644)	($33,819)
Adjusted diluted net loss per share (1)	($0.41)	($0.23)	($0.09)
EBITDAX (in thousands) (1)	$314,609	$420,239	$439,427

(1)	Adjusted net loss, adjusted diluted net loss per share, and EBITDAX represent non-GAAP financial measures. These measures should not be considered as an alternative to, or more meaningful than, net income (loss), diluted net income (loss) per share, or operating cash flows as determined in accordance with U.S. GAAP. Further information about these non-GAAP financial measures as well as reconciliations of adjusted net loss, adjusted diluted net loss per share, and EBITDAX to the most directly comparable U.S. GAAP financial measures are provided subsequently under the header Non-GAAP Financial Measures.

First Quarter 2016 Earnings Conference Call

Continental plans to host a conference call to discuss first quarter results on Thursday, May 5, 2016, at 12 p.m. ET (11 a.m. CT). Those wishing to listen to the conference call may do so via the Company’s website at www.CLR.com or by phone:

Time and date:	12 p.m. ET, Thursday, May 5, 2016
Dial in:	855-291-6799
Intl. dial in:	315-625-3058
Pass code:	67924070

A replay of the call will be available for 14 days on the Company’s website or by dialing:

Replay number:	855-859-2056 or 404-537-3406
Intl. replay:	800-585-8367
Pass code:	67924070

Continental plans to publish a first quarter 2016 summary presentation to its website at www.CLR.com prior to the start of its earnings conference call on May 5, 2016.

Upcoming Conferences

Members of Continental’s management team will be participating in the following upcoming investment conferences:

May 25, 2016 – UBS Oil and Gas Conference, Austin

June 27, 2016 – Inaugural J.P. Morgan Energy Equity Investor Conference, New York

Presentation materials for all conferences listed above will be available on the Company’s website at www.CLR.com on or prior to the day of the presentations.

About Continental Resources

Continental Resources (NYSE: CLR) is a top 10 independent oil producer in the U.S. Lower 48 and a leader in America’s energy renaissance. Based in Oklahoma City, Continental is the largest leaseholder and one of the largest producers in the nation’s premier oil field, the Bakken play of North Dakota and Montana. The Company also has leading positions in Oklahoma, including its SCOOP Woodford and SCOOP Springer discoveries and the STACK and Northwest Cana plays. With a focus on the exploration and production of oil, Continental has unlocked the technology and resources vital to American energy independence and our nation’s leadership in the new world oil market. In 2016, the Company will celebrate 49 years of operations. For more information, please visit www.CLR.com.

Cautionary Statement for the Purpose of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements included in this press release other than statements of historical fact, including, but not limited to, forecasts or expectations regarding the Company’s business and statements or information concerning the Company’s future operations, performance, financial condition, production and reserves, schedules, plans, timing of development, rates of return, budgets, costs, business strategy, objectives, and cash flows are forward-looking statements. When used in this press release, the words “could,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “budget,” “plan,” “continue,” “potential,” “guidance,” “strategy,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Forward-looking statements are based on the Company’s current expectations and assumptions about future events and currently available information as to the outcome and timing of future events. Although the Company believes these assumptions and expectations are reasonable, they are inherently subject to numerous business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. No assurance can be given that such expectations will be correct or achieved or that the assumptions are accurate. The risks and uncertainties include, but are not limited to, commodity price volatility; the geographic concentration of our operations; financial market and economic volatility; the inability to access needed capital; the risks and potential liabilities inherent in crude oil and natural gas drilling and production and the availability of insurance to cover any losses resulting therefrom; difficulties in estimating proved reserves and other reserves-based measures; declines in the values of our crude oil and natural gas properties resulting in impairment charges; our ability to replace proved reserves and sustain production; the availability or cost of equipment and oilfield services; leasehold terms expiring on undeveloped acreage before production can be established; our ability to project future production, achieve targeted results in drilling and well operations and predict the amount and timing of development expenditures; the availability and cost of transportation, processing and refining facilities; legislative and regulatory changes adversely affecting our industry and our business, including initiatives related to hydraulic fracturing; increased market and industry competition, including from alternative fuels and other energy sources; and the other risks described under Part I, Item 1A. Risk Factors and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, registration statements and other reports filed from time to time with the SEC, and other announcements the Company makes from time to time.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which such statement is made. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, the Company’s actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Except as otherwise required by applicable law, the Company undertakes no obligation to publicly correct or update any forward-looking statement whether as a result of new information, future events or circumstances after the date of this report, or otherwise.

Readers are cautioned that initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels. In particular, production from horizontal drilling in shale oil and natural gas resource plays and tight natural gas plays that are stimulated with extensive pressure fracturing are typically characterized by significant early declines in production rates.

We use the term “EUR” or “estimated ultimate recovery” to describe potentially recoverable oil and natural gas hydrocarbon quantities. We include these estimates to demonstrate what we believe to be the potential for future drilling and production on our properties. These estimates are by their nature much more speculative than estimates of proved reserves and require substantial capital spending to implement recovery. Actual locations drilled and quantities that may be ultimately recovered from our properties will differ substantially. EUR data included herein remain subject to change as more well data is analyzed.

Investor Contact:	Media Contact:
J. Warren Henry	Kristin Thomas
Vice President, Investor Relations & Research	Vice President, Public Relations
405-234-9127	405-234-9480
Warren.Henry@CLR.com	Kristin.Thomas@CLR.com

Alyson L. Gilbert

Manager, Investor Relations

405-774-5814

Alyson.Gilbert@CLR.com

Continental Resources, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Loss

	Three months ended March 31,
	2016	2015
	In thousands, except per share data
Revenues:
Crude oil and natural gas sales	$403,592	$582,592
Gain on crude oil and natural gas derivatives, net	42,112	32,755
Crude oil and natural gas service operations	7,470	10,297

Total revenues	453,174	625,644

Operating costs and expenses:
Production expenses	78,640	92,941
Production taxes and other expenses	30,493	48,362
Exploration expenses	3,066	14,340
Crude oil and natural gas service operations	3,043	3,894
Depreciation, depletion, amortization and accretion	463,992	386,512
Property impairments	78,927	147,561
General and administrative expenses	32,407	45,380
Other	1,709	(2,070)

Total operating costs and expenses	692,277	736,920

Loss from operations	(239,103)	(111,276)
Other income (expense):
Interest expense	(80,953)	(75,063)
Other	384	347

	(80,569)	(74,716)

Loss before income taxes	(319,672)	(185,992)
Benefit for income taxes	(121,346)	(54,021)

Net loss	$(198,326)	$(131,971)

Basic net loss per share	$(0.54)	$(0.36)
Diluted net loss per share	$(0.54)	$(0.36)

Continental Resources, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	March 31, 2016	December 31, 2015
	In thousands
Assets
Current assets	$760,181	$822,339
Net property and equipment (1)	13,843,132	14,063,328
Other noncurrent assets	30,076	34,141

Total assets	$14,633,389	$14,919,808

Liabilities and shareholders’ equity
Current liabilities	$865,358	$923,028
Long-term debt, net of current portion	7,203,440	7,115,644
Other noncurrent liabilities	2,089,471	2,212,236
Total shareholders’ equity	4,475,120	4,668,900

Total liabilities and shareholders’ equity	$14,633,389	$14,919,808

(1)	Balance is net of accumulated depreciation, depletion and amortization of $6.92 billion and $6.45 billion as of March 31, 2016 and December 31, 2015, respectively.

Continental Resources, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended March 31,
In thousands	2016	2015
Net loss	$(198,326)	$(131,971)
Adjustments to reconcile net loss to net cash provided by operating activities:
Non-cash expenses	432,774	495,096
Changes in assets and liabilities	44,454	159,065

Net cash provided by operating activities	278,902	522,190
Net cash used in investing activities	(358,811)	(1,278,404)
Net cash provided by financing activities	81,342	784,383
Effect of exchange rate changes on cash	31	(4,905)

Net change in cash and cash equivalents	1,464	23,264
Cash and cash equivalents at beginning of period	11,463	24,381

Cash and cash equivalents at end of period	$12,927	$47,645

Non-GAAP Financial Measures

EBITDAX

We use a variety of financial and operational measures to assess our performance. Among these measures is EBITDAX. We define EBITDAX as earnings before interest expense, income taxes, depreciation, depletion, amortization and accretion, property impairments, exploration expenses, non-cash gains and losses resulting from the requirements of accounting for derivatives, and non-cash equity compensation expense. EBITDAX is not a measure of net income or operating cash flows as determined by U.S. GAAP.

Management believes EBITDAX is useful because it allows us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. Further, we believe EBITDAX is a widely followed measure of operating performance and may also be used by investors to measure our ability to meet future debt service requirements, if any. We exclude the items listed above from net income (loss) and operating cash flows in arriving at EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired.

EBITDAX should not be considered as an alternative to, or more meaningful than, net income (loss) or operating cash flows as determined in accordance with U.S. GAAP or as an indicator of a company’s operating performance or liquidity. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of EBITDAX. Our computations of EBITDAX may not be comparable to other similarly titled measures of other companies.

The following table provides a reconciliation of our net loss to EBITDAX for the periods presented.

In thousands	1Q 2016	4Q 2015	1Q 2015
Net loss	$(198,326)	$(139,677)	$(131,971)
Interest expense	80,953	80,175	75,063
Benefit for income taxes	(121,346)	(82,794)	(54,021)
Depreciation, depletion, amortization and accretion	463,992	460,778	386,512
Property impairments	78,927	81,001	147,561
Exploration expenses	3,066	4,732	14,340
Impact from derivative instruments:
Total gain on derivatives, net	(41,052)	(16,540)	(32,755)
Total cash received on derivatives, net	39,189	21,019	23,435

Non-cash (gain) loss on derivatives, net	(1,863)	4,479	(9,320)
Non-cash equity compensation	9,206	11,545	11,263

EBITDAX	$314,609	$420,239	$439,427

The following table provides a reconciliation of our net cash provided by operating activities to EBITDAX for the periods presented.

In thousands	1Q 2016	4Q 2015	1Q 2015
Net cash provided by operating activities	$278,902	$441,609	$522,190
Current income tax provision	6	2	5
Interest expense	80,953	80,175	75,063
Exploration expenses, excluding dry hole costs	3,066	4,535	5,939
Gain on sale of assets, net	109	218	2,070
Other, net	(3,973)	(2,020)	(6,775)
Changes in assets and liabilities	(44,454)	(104,280)	(159,065)

EBITDAX	$314,609	$420,239	$439,427

Adjusted earnings and adjusted earnings per share

Our presentation of adjusted earnings and adjusted earnings per share that exclude the effect of certain items are non-GAAP financial measures. Adjusted earnings and adjusted earnings per share represent earnings and diluted earnings per share determined under U.S. GAAP without regard to non-cash gains and losses on derivative instruments, property impairments and gains and losses on asset sales. Management believes these measures provide useful information to analysts and investors for analysis of our operating results on a recurring, comparable basis from period to period. In addition, management believes these measures are used by analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas industry to allow for analysis without regard to an entity’s specific derivative portfolio, impairment methodologies, and property dispositions. Adjusted earnings and adjusted earnings per share should not be considered in isolation or as a substitute for earnings or diluted earnings per share as determined in accordance with U.S. GAAP and may not be comparable to other similarly titled measures of other companies. The following tables reconcile earnings and diluted earnings per share as determined under U.S. GAAP to adjusted earnings and adjusted diluted earnings per share for the periods presented.

	1Q 2016		4Q 2015		1Q 2015
In thousands, except per share data	After-Tax $	Diluted EPS	After-Tax $	Diluted EPS	After-Tax $	Diluted EPS
Net loss (GAAP)	$(198,326)	$(0.54)	$(139,677)	$(0.38)	$(131,971)	$(0.36)
Adjustments, net of tax:
Non-cash (gain) loss on derivatives, net	(1,155)	—	2,777	0.01	(5,778)	(0.01)
Property impairments	49,081	0.13	50,391	0.14	105,214	0.28
Gain on sale of assets, net	(67)	—	(135)	—	(1,284)	—

Adjusted net loss (Non-GAAP)	$(150,467)	$(0.41)	$(86,644)	$(0.23)	$(33,819)	$(0.09)
Weighted average diluted shares outstanding	370,062		369,662		369,385

Adjusted diluted net loss per share (Non-GAAP)	$(0.41)		$(0.23)		$(0.09)

Continental Resources, Inc.

2016 Guidance

As of May 4, 2016 (1)

2016
Full year average production	205,000 – 215,000 Boe per day
Capital expenditures (non-acquisition)	$920 million

Operating Expenses:
Production expense per Boe	$4.25 – $4.75
Production tax (% of oil & gas revenue)	6.75% – 7.25%
G&A expense per Boe	$1.25 – $1.75
Non-cash equity compensation per Boe	$0.65 – $0.85
DD&A per Boe	$20.00 – $22.00

Average Price Differentials:
NYMEX WTI crude oil (per barrel of oil)	($7.00) – ($9.00)
Henry Hub natural gas (per Mcf)	$0.00 – ($0.65)

Income tax rate	38%
Deferred taxes	90% – 95%

(1)	“Full year average production” is bolded to denote a positive guidance revision from the previous disclosure provided on February 24, 2016.